Exhibit 99.1

DuPont Photomasks, Inc.

(together with its consolidated subsidiaries and affiliates, the “Company”)

Code of Business Conduct and Ethics

As Adopted by the Company’s Board of Directors on February 24, 2004

The Company is committed to conducting business in accordance with the highest ethical and legal standards. Failing to do so puts the Company’s name, reputation for integrity and business at risk.  While the Company strives to achieve market leadership and business success, achieving results through unethical or illegal business practices is not tolerated.  This Code of Business Conduct and Ethics is intended to provide guidance and perspective for business ethics and practices.  The Company’s Board of Directors and management team appreciate the support and cooperation of every employee as we all do our part to conduct business in accordance with the highest ethical and legal standards.

Each director, officer and employee of DuPont Photomasks, Inc. and its consolidated subsidiaries (each a “Covered Person”) is required to adhere to this Code of Business Conduct and Ethics.  Any failure to observe this Code of Business Conduct and Ethics may result in disciplinary action, up to and including removal from the Board or termination of employment, as applicable.  This Code of Business Conduct and Ethics replaces and supersedes all previous Company policies and codes regarding business conduct and ethics.

The Chief Executive Officer of DuPont Photomasks, Inc. is accountable for compliance with this Code of Business Conduct and Ethics.  All questions regarding the interpretation and application of this Code of Business Conduct and Ethics, and the granting of any waivers with respect to this Code of Business Conduct and Ethics, will be resolved by the Company’s Chief Executive Officer, in consultation with the Company’s General Counsel and outside counsel as appropriate, except to the extent that applicable laws and regulations require such matters to be addressed by the Company’s Board of Directors.  Waivers of this Code of Business Conduct and Ethics will be publicly disclosed on Form 8-K to the extent required by applicable laws and regulations.

Dealing with Conflicts of Interest:  Covered Persons must act in an honest and ethical manner, particularly with respect to the honest and ethical handling of actual or apparent conflicts of interest between their personal interests and the Company’s interests.  Each Covered Person must promptly consult with the Company’s General Counsel (or, in the case of a conflict to be reported by the Company’s General Counsel, the Chairman of the Audit Committee of the Board of Directors) when he or she becomes aware of his or her or potential involvement in any material interest, transaction or relationship or any proposed transaction that has created or could reasonably be expected to create such a conflict.  In the event of a transaction that a Covered Person wishes to pursue despite such a conflict, the Covered Person must receive first receive permission to pursue such transaction from the Company’s Chief Executive Officer or, to the extent applicable laws and regulations require that waivers of this Code of Business Conduct and Ethics be addressed by the Company’s Board of Directors, the Board of Directors.  In the event of an unavoidable conflict, the Covered Person must request a waiver of this Code of Business Conduct and Ethics.

Scope of Conflicts of Interest:  Conflicts of interest include, but are not limited to: the ownership by a Covered Person, or to the Covered Person’s knowledge, by a member of the Covered Person’s family, of a significant financial interest in any outside enterprise which does or seeks to do business with or is a competitor of the Company; serving as a director, officer, partner, consultant of, or in a managerial or decision-making position with, or employment in a technical capacity by, any outside enterprise which does or seeking to do business with or is a competitor of the Company; and acting as a broker, finder, go-between or otherwise for the benefit of a third party in transactions involving or potentially involving the Company or its interests.  In general, a “significant” financial interest is a direct or indirect aggregate interest of the Covered Person and their family members of more than: 5% of any class of the outstanding securities of any entity; 5% of the total assets or gross income of the applicable Covered Person; or any other arrangements or circumstances, including family or other personal relationships, which might discourage the Covered Person from acting in the best interests of the Company.

Diligence and Behavior:  Covered Persons must act in good faith, responsibly, with due care, competence and diligence.  Covered Persons must act in a manner that does not adversely reflect upon the Company.

Public Disclosures:  Covered Persons must perform their role and provide information so as to assist the Company in making full, fair, accurate, timely and understandable disclosures in the Company’s periodic reports and other documents filed with or submitted to the Securities and Exchange Commission and in other public communications made by the Company.

Confidentiality:  Covered Persons must respect the confidentiality of information acquired in the course of their work for the Company (including, but not limited to, information about customers, suppliers, business partners and competitors) except when authorized by their manager or otherwise legally obligated to disclose it.  Covered Persons should disclose Confidential Information to other DPI personnel only on a “need to know” basis.  Covered Persons must not use confidential information acquired in the course of their work for personal advantage.  This includes, but is not limited to, taking advantage of such information by trading or providing information for others to trade in securities.   Covered Persons shall not engage in any unauthorized or inappropriate use, misappropriation or disclosure of any confidential information (in any form), intellectual property or computer systems belonging to the Company or any of the Company’s customers, suppliers, business partners or others, including, without limitation, any intellectual property protected under any U.S. or other laws relating to copyrights, patents or trade secrets.

Provision of Information:  Subject to the confidentiality obligations described in the preceding paragraph, Covered Persons must provide their constituents (the Company’s Board and senior management, their manager, their peers, and others with whom they interact) with information that is accurate, complete, objective, relevant, timely and understandable.

Compliance with Laws:  Covered Persons must comply with all applicable laws, rules and regulations of Federal, state, local and foreign governments and agencies, and all applicable stock exchange listing requirements, insider trading laws, antitrust and competition laws, the U.S. Foreign Corrupt Practices Act, equal opportunity and related laws, and environmental, health and safety laws.

Company Records:  Covered Persons shall not engage in any inappropriate, illegal or unethical recording, reporting or disclosing of the Company’s business and financial transactions and results, including, without limitation, any deviation from generally accepted accounting principles and any matter regarding accounting, internal control or auditing.  Covered Persons shall not fabricate, falsify or forge all or any part of any Company document, contract or record.

Care of Company Property:  Covered Persons must act responsibly with respect to all Company assets and resources entrusted to them.

Commissions and Discounts Paid by the Company:  Commissions, rebates, discounts, credits and allowances may be paid or granted on behalf of the Company only when:  the amount bears a reasonable relationship to the value of goods delivered or services rendered; the payment is made by check or bank transfer to the specific business entity with whom the underlying agreement is made, and not to individual officers, employees or agents of such entity; the payment is made in the country of the receiving entity’s place of business, the transaction is supported by documentation that is complete and that clearly defines the nature and purpose thereof; and the payment is permitted by all applicable laws, rules and regulations, including tax and exchange control laws.

Gifts from the Company:  Gifts, favors and entertainment may be given to others on behalf of the Company and/or at Company expense only if they are consistent with customary business practices, are not excessive in value and cannot be construed as a bribe or pay-off, are not in contravention of applicable law or ethical standards, and would not be embarrassing to the Company if publicly disclosed.  Accounting records and supporting documentation reflecting such gifts, favors and entertainment must be accurately stated and described.

Gifts Received by Covered Person:  Covered Persons shall neither seek nor accept for themselves or others any gifts, favors, entertainment or other items of value without a legitimate business purpose, nor seek or accept loans (other than conventional loans at market rates from lending institutions) from any person or business organization that does or seeks to do business with, or is a competitor of, the Company.  In the application of this policy: Covered Persons may accept for themselves and members of their families common courtesies usually associated with customary business practices; an especially strict standard is expected with respect to gifts, services, discounts, entertainment or considerations of any kind from suppliers; and it is never permissible to accept a gift in cash or cash equivalents (e.g., stocks or other forms of marketable securities) of any amount.

Expediting Payments:  Payments to government personnel to expedite the rendition of routine governmental action are discouraged.  However, the Company does not prohibit expediting payments, properly recorded in the Company’s books, which are not excessive in amount, when: the making of such payments is an established and well recognized practice in the area; the action to be expedited by the payment is a routine administrative action to which the Company is clearly entitled (for example, processing governmental papers such as visas and work permits, loading and unloading cargo, and providing services such as police protection, mail delivery and inspections); and the payment does not violate applicable laws, rules and regulations of any country.  Payments may not be made to expedite any decision by government personnel whether, or on what terms, to award new business to or to continue business with any particular party, or any action taken by government personnel involved in the decision-making process to encourage a decision to award new business to or continue business with a particular party.

Political Contributions:  Covered Persons shall not make any contributions of Company funds, property or services to any political party or committee, domestic or foreign, or to any candidate for or holder of any office of any government—national, state, local or foreign.  This policy does not preclude:  the operation of a political action committee under applicable laws; and Company contributions, where lawful, to support or oppose public referenda or similar ballot issues of interest to the Company, if approved in advance by the Chief Executive Officer.  No direct or indirect pressure in any form is to be directed by Covered Persons toward Company employees to make any political contribution or participate in the support of a political party of the political candidacy of any individual.  However, this policy shall not affect the right of Covered Persons to make personal political contributions to and/or be active on behalf of the parties, committees and candidates of their choice as long as the donation is derived exclusively from that Covered Person’s personal funds or time.

Promotion of Ethical Environment:  Covered Persons must proactively promote honest and ethical behavior in their work environment.

Circulation of this Code:  Management shall circulate this Code of Business Conduct and Ethics to all Covered Persons during each fiscal year and request disclosure of any new or continuing conflicts of interest, potential conflicts of interest or violations of this Code of Business Conduct and Ethics.

Reporting Violations:  Covered Persons must report any evidence of a material violation of this Code of Business Conduct and Ethics of which they become aware.  Reports may be filed through the Company’s outsourced reporting service (currently available at www.ethicspoint.com).  Reports also may be filed with the Company’s General Counsel (or, in the case of a violation to be reported by the Company’s General Counsel, with the Chairman of the Audit Committee of the Board of Directors).  If, in the opinion of the Covered Person filing the report, the Company does not appropriately respond to a report filed with the Company’s General Counsel, that Covered Person must report the matter to the Chairman of the Audit Committee of the Company’s Board, either directly or through the Company’s outsourced reporting service (currently available at www.ethicspoint.com).